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                                                                    EXHIBIT 21.4


LIST OF SUBSIDIARIES OF TELESERVICES INTERNET GROUP INC.


1. GeneralSearch.com, Inc., an 85% owned subsidiary of the Registrant, was incorporated under the laws of the State of Minnesota.